July 26, 2024

John Sperzel
Chief Executive Officer
T2 Biosystems, Inc.
101 Hartwell Ave.
Lexington, MA 02421

       Re: T2 Biosystems, Inc.
           Registration Statement on Form S-3
           Filed July 19, 2024
           File No. 333-280922
Dear John Sperzel:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Benjamin Richie at 202-551-7857 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Evan G. Smith